Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of Dollarama Group L.P. of our report dated March 31, 2006 relating to our audits of the consolidated financial statements of Dollarama Group L.P. appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the use in this Registration Statement on Form S-4 of Dollarama Group L.P. of our report dated April 8, 2005 relating to our audits of the combined financial statements of S. Rossy Inc. and Dollar A.M.A. Inc. (the Predecessor) appearing in the Prospectus which is a part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Montreal, Quebec	• (RSM Richter LLP)
May 26, 2006	Chartered Accountants